AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         AMENDED AND RESTATED AGREEMENT and PLAN OF MERGER, dated March 27, 1998 and effective as of March 18, 1998 (this "Plan"), by and among Regent Bancshares Corp. ("RBC"), Regent National
Bank ("Regent"), JeffBanks, Inc. ("JBI"), JeffBanks Acquisitioncorp. V, Inc. ("JBI Merger Sub") and Jefferson Bank "Jefferson").

                                    RECITALS:

         A. RBC. RBC is a corporation duly organized and validly existing in good standing under the laws of the State of New Jersey with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, RBC's authorized capital stock consisted of 5,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock") and 10,000,000 shares of common stock, par value $.10 per share ("RBC Common Stock"), of which no shares of Preferred Stock and 3,409,203 shares of RBC Common Stock were outstanding.

         B. Regent. Regent is a national banking association duly organized and validly existing in good standing under the laws of the United States, with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, Regent's authorized capital stock consisted of 3,000,000 shares of common stock, par value $1.00 per share ("Regent Common Stock") of which 1,275,000 shares of Regent Common Stock were outstanding, all of which are owned by RBC.

         C. JBI. JBI is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, JBI's authorized capital stock consisted of 10,000,000 shares of common stock, par value $1.00 per share ("JBI Common Stock"), of which 5,038,251 shares of JBI Common Stock were outstanding.

         D. JBI Merger Sub. JBI Merger Sub is a corporation formed for the purpose of accomplishing the transactions contemplated by this Plan duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its principal executive offices located in Philadelphia, Pennsylvania. As of the date hereof, JBI Merger Sub's authorized capital stock consisted of 100 shares of Common Stock, par value $.01 per share ("JBI Merger Sub Common Stock"), of which 100 shares of JBI Merger Sub Common Stock were outstanding, all of which are owned by JBI.

         E. Merger Transaction. Pursuant to this Plan, the parties have agreed that JBI will acquire RBC and Regent by means of a merger of JBI Merger Sub with and into RBC (the "Merger") as a

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result of which RBC will become a direct wholly owned subsidiary of JBI and
Regent will become a second-tier subsidiary of JBI (the "Acquisition"). Immediately following the Merger Effective Date (as hereinafter defined), JBI intends to merge RBC into JBI, with JBI being the surviving entity (collectively with the Merger, the "Merger Transaction"). Thereafter, JBI and RBC intend to merge Regent into Jefferson, with Jefferson being the surviving entity (the "Bank Merger").

         F. Stock Option Agreement. As a condition and inducement to JBI's willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, RBC has executed and delivered a Stock Option Agreement with JBI (the "Stock Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which RBC is granting to JBI an option to purchase, under certain circumstances, shares of RBC Common Stock.

         G. Intention of the Parties. It is the intention of the parties to this Plan that (i) the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles, and (ii) the Merger Transaction and the Bank Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         H. Approvals. The Board of Directors of each of RBC, Regent, JBI, Jefferson and JBI Merger Sub has determined that this Plan and the transactions contemplated hereby and by the Stock Option Agreement are in their respective best interests and the best interests of their respective shareholders, and has approved, at meetings of each of such Boards of Directors, this Plan and, at the RBC and JBI Board meetings, the Stock Option Agreement.

         NOW, THEREFORE, In consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound hereby, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I. THE MERGER.

         1.01 The Merger. In the event that all of the conditions set forth in
Article VI hereof have been satisfied or waived:

         (A) The Continuing Corporation. On the Merger Effective Date, JBI Merger Sub shall merge with and into RBC, the separate existence of JBI Merger Sub shall cease and RBC (sometimes hereinafter referred to as the "Continuing Corporation") shall survive. The name of the Continuing Corporation shall be "JeffBanks Acquisitioncorp. V, Inc."

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         (B) Effect of the Merger. At the Merger Effective Date, the Continuing
Corporation shall be considered the same business and corporate entity as each of RBC and JBI Merger Sub, and thereupon and thereafter, all the property, rights, powers and franchises of each of RBC and JBI Merger Sub shall vest in the Continuing Corporation and the Continuing Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of RBC and JBI Merger Sub and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into the by Continuing Corporation.

         (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all liens on the property of each of JBI and RBC shall be preserved unimpaired.

         (D) Certificate of Incorporation; Bylaws; Directors; Officers. The Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of JBI Merger Sub, as in effect immediately prior to the Merger Effective Date in each case as amended as of the Merger Effective Date as provided in Exhibits B and C attached hereto. The directors and officers of JBI Merger Sub in office immediately prior to the Merger Effective Date shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified or their earlier resignation, removal or death. On or before the Merger Effective Date, JBI shall cause the election or appointment of (i) Robert B. Goldstein, O. Francis Biondi and Barbara H. Teaford as additional directors of Jefferson, (ii) Robert B. Goldstein and John W. Rose as additional Class A directors of JBI and (iii) Robert B. Goldstein as Vice Chairman of JBI and President and Chief Operating Officer of Jefferson.

         1.02 Merger Effective Date; Closing. The Merger shall become effective upon the filing and acceptance of articles of merger by the Pennsylvania Department of State and the Secretary of State of the State of New Jersey (the "Merger Effective Date") which such articles of merger shall be filed within ten days after satisfaction of all conditions set forth in Article VI hereof, including, without limitation, the receipt of the regulatory approvals referred to in Paragraphs (B) and (C) of Section 6.02 hereof unless otherwise agreed to in writing by the parties hereto. All documents required by the terms of this Plan

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to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the times prescribed herein (the "Closing"), which shall be held on the Merger Effective Date at the offices of Jefferson, 1845 Walnut Street, Philadelphia, Pennsylvania 19103 (or at such other location as may be mutually agreed upon) at 10:00 a.m.

         1.03 Other Matters. Notwithstanding any term of this Plan to the contrary, JBI may, in its discretion at any time prior to the Merger Effective Date, designate a direct or indirect wholly-owned subsidiary to substitute for JBI Merger Sub as a constituent corporation in the Merger by written notice to RBC so long as the exercise of this right does not adversely affect the interests of the RBC shareholders, or cause a delay in consummation of the transactions contemplated herein. JBI shall also have the right to cause JBI Merger Sub or such substitute, to be the surviving corporation of the Merger, so long as the exercise of such right does not have an adverse effect on the interests of the holders of the capital stock of RBC, or cause a delay in, or otherwise adversely affect, consummation of the transactions described herein. Nothing in this Plan shall be deemed to restrict the ability of JBI or any of its subsidiaries to merge with or with and into another entity so long as no such other transaction shall adversely affect the parties' ability to consummate the Merger Transaction and the Bank Merger or cause a delay in, or otherwise adversely affect, consummation of the transactions contemplated herein, or adversely affect the qualification of the Merger Transaction and the Bank Merger as a "reorganization" under Section 368(a) of the Code.

                            II. MERGER CONSIDERATION.

         2.01 Merger Consideration. Subject to the provisions of this Plan, at the Merger Effective Date, automatically as a result of the Merger, and without any action on the part of any party or shareholder:

         (A) Outstanding JBI Common Stock. The shares of JBI Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of JBI Common Stock.

         (B) Outstanding RBC Common Stock. On the Merger Effective Date, each share of RBC Common Stock (excluding shares owned by RBC) issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive .303 shares (the "Exchange Ratio") (subject to possible adjustment as set forth in Section 2.06 hereof) of JBI Common Stock (the "Merger Consideration"). Any shares of RBC Common Stock owned by RBC shall be canceled and

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retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor.

         (C) Outstanding Shares of JBI Merger Sub. Each of the shares of JBI Merger Sub Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of and after the Merger, be converted into one share of RBC Common Stock and thereafter shall collectively constitute all of the issued and outstanding shares of the capital stock of the Continuing Corporation.

         (D) Outstanding Shares of Regent. The shares of Regent Common Stock issued and outstanding immediately prior to the Merger shall, on and after the Merger, remain issued and outstanding shares of Regent Common Stock.

         2.02 Shareholder Rights; Stock Transfers. On the Merger Effective Date, holders of RBC Common Stock shall cease to be, and shall have no rights as, shareholders of RBC, other than to receive the Merger Consideration provided under Section 2.01 hereof and Section 2.03 hereof. After the Merger Effective Date, there shall be no transfers on the stock transfer books of JBI Merger Sub or the Continuing Corporation of the shares of RBC Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.

         2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of JBI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, JBI shall pay to each holder of RBC Common Stock who would otherwise be entitled to a fractional share of JBI Common Stock an amount in cash determined by multiplying such fractional share of JBI Common Stock by the Index Price (as hereinafter defined). As used herein, the term "Index Price" shall mean the average of the daily closing prices for JBI Common Stock on the Nasdaq National Market System ("Nasdaq NMS") for the 20 consecutive full trading days ending at the close of trading on the business day immediately prior to the Merger Effective Date.

         2.04 Exchange Procedures. As promptly as practicable after the Merger Effective Date, JBI shall send or cause to be sent to each shareholder of record of RBC immediately prior to the Merger Effective Date transmittal materials for use in exchanging such shareholder's certificates formerly representing RBC Common Stock ("Old Certificates") for the consideration set forth in Section 2.01(B) hereof and Section 2.03 hereof. The certificates representing the shares of JBI Common Stock ("New Certificates") issuable in exchange for the Old Certificates and any fractional share checks which an RBC shareholder shall be entitled to receive, and any dividends or other distributions paid on any

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shares of JBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to Chase Mellon Securities Transfer Company (the "Exchange Agent") of Old Certificates representing all of such shareholder's shares of RBC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of Old Certificates representing all of such shares (or indemnity satisfactory to JBI and the Exchange Agent, in their judgement, if any of the certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent required by law, former shareholders of record of RBC shall be entitled to vote at any meeting of holders of JBI Common Stock the number of whole shares of JBI Common Stock into which their respective shares of RBC Common Stock are converted, regardless of whether such holders have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Plan. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of RBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.05 Options. Any valid option to purchase shares of RBC Common Stock (an "RBC Option"), outstanding and unexercised immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into an option (a "JBI Option") to purchase that number of shares of JBI Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of RBC Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), at an exercise price equal to the exercise price per share of the RBC Option divided by the Exchange Ratio (rounded to the nearest cent). JBI shall perform each such JBI Option in accordance with the terms of the plan or agreement by which it is evidenced, subject to the foregoing. The maximum number of shares of RBC Common Stock which are issuable upon exercise of the options referred to above, as of the date hereof, has been Previously Disclosed (as such term is defined in Section 8.08(C) hereof.

         2.06 Anti-Dilution Provisions. In the event that (i) JBI changes the number of shares of JBI Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification or other distribution with respect to the outstanding JBI Common Stock and the record date therefor shall be prior to the Merger Effective Date, or (ii) between the date hereof and the Merger Effective Date, JBI issues JBI Common Stock or securities convertible into or exchangeable for shares of JBI Common Stock,

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at a price per share of JBI Common Stock (or, with respect to securities convertible into or exchangeable for shares of JBI Common Stock at a conversion or exchange price per share) less than the market value per share of JBI Common Stock at the time of issuance or a binding agreement to issue such JBI Common Stock or such convertible or exchangeable securities is entered into, then the Exchange Ratio shall be proportionately adjusted effective upon the record date for any such event.

                          III. ACTIONS PENDING MERGER.

         3.01 Actions Pending Merger. From the date hereof until the Merger Effective Date, except as expressly contemplated by this Plan, without the prior written consent or approval of the Chairman or President of JBI, RBC will not, and will cause Regent not to:

         (A) Dividends. Make, declare or pay any dividend or declare or make any distribution on, any shares of its capital stock or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

         (B) Compensation; Employment Agreements. Enter into or amend any employment, severance or similar agreements or arrangements with, increase the rate of compensation or increase any employee benefit of (except normal individual increases in the ordinary course of business in accordance with existing policy consistent with current practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing, as Previously Disclosed and as in effect on the date hereof.

         (C) Benefit Plans. Enter into or modify (except as may be required by applicable law or except in accordance with plans or agreements as Previously Disclosed and as in effect on the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder.

         (D) Acquisitions and Dispositions. Dispose of or discontinue any material portion of its assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice and purchases

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and sales of investment securities consistent with current practice), or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice).

         (E) Amendments. Amend its Certificate or Articles of Incorporation or Bylaws.

         (F) Actions in Ordinary Course. Take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with current practice, including, but not limited to, (i) significantly changing asset liability sensitivity, (ii) making loans, (iii) purchasing securities, (iv) entering into any material contract, except for this Plan and the Stock Option Agreement, to be performed after the date hereof, and (v) incurring any indebtedness for borrowed money, in each case in a manner not consistent with current practice.

         (G) Agreements. Agree or commit to do or take any of the foregoing actions.

                       IV. REPRESENTATIONS AND WARRANTIES.

Each of RBC and Regent hereby represents and warrants to JBI, Jefferson and JBI Merger Sub, and each of JBI, JBI Merger Sub and Jefferson hereby represents and warrants to RBC and Regent as follows:

         (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it are true and correct.

         (B) Capital Shares. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

         (C) Qualification. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. It has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

         (D) Subsidiaries. Except as Previously Disclosed, in the case of RBC and Regent, it does not have any subsidiaries.

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         (E) Authority. Subject to receipt of any necessary approval by its shareholders and the regulatory approvals referred to in Section 6.02 hereof, it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and, in the case of RBC, the Stock Option Agreement, this Plan and, in the case of RBC, the Stock Option Agreement has been authorized by all necessary corporate action by it and this Plan and, in the case of RBC, the Stock Option Agreement is a valid and binding agreement of it enforceable against it in accordance with its respective terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

         (F) No Conflict. The execution, delivery and performance of this Plan and, in the case of RBC, the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and, in the case of RBC, the Stock Option Agreement will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect (as such term is defined in Section 8.08(B) hereof), on it, or (ii) a breach or violation of, or a default under, its Certificate or Articles of Incorporation or Bylaws; and the consummation of the transactions contemplated by this Plan and, in the case of RBC, the Stock Option Agreement will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section
6.02 hereof.

         (G) Financial Reports and SEC Documents. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1996 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed, with the SEC (collectively, its "SEC Documents") (i) complied or will comply as to form in all material respects with the applicable requirements under the


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Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not, at the time of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedule thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (H) Conduct of Business in Ordinary Course. Except as Previously Disclosed, since September 30, 1997, (i) it and each of its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it.

         (I) Litigation; Regulatory Action. Except as Previously Disclosed, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as Previously Disclosed, neither it nor any of its subsidiaries is a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency (the "OCC"), the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System (the "FRB") and the

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Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of it or any of its subsidiaries or properties (collectively, the "Regulatory Authorities"); and except as Previously Disclosed, neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions. Since Regent received notification of its most recent CAMEL rating from the OCC, a copy of which has been furnished to JBI, there has been no change in such rating.

         (J) Compliance with Laws. Except as Previously Disclosed, it and each of its subsidiaries is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws relating to discriminatory business practices; and, except as Previously Disclosed, it and each of its subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and, except as Previously Disclosed, neither it nor any of its subsidiaries has received notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

         (K) Material Contracts. Except as Previously Disclosed and except for this Plan and the Stock Option Agreement, in the case of RBC and Regent only, it is not bound by any material contract to be performed after the date hereof.

         (L) Defaults. Except as Previously Disclosed, in the case of RBC and Regent only, neither it nor any of its subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to

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which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither it nor any of its subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it or any subsidiary to compete in any material line of business or with any person, or
(ii) involve any material restriction of geographical area in which, or method by which, it or any subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

         (M) Title to Properties. Except as Previously Disclosed, in the case of RBC and Regent only, it and each of its subsidiaries has good and marketable title, free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance ("Liens") (other than Liens for current taxes not yet delinquent, pledges to secure deposits or in the ordinary course of business consistent with past practice) to all of the properties and assets, tangible and intangible, owned by it or its subsidiaries. To the best of its knowledge, all buildings and all fixtures, equipment and other property and assets are held under valid leases or subleases by it or its subsidiaries enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (N) No Brokers. Except as Previously Disclosed in the case of RBC with respect to arrangements between Keefe, Bruyette & Woods, Inc. and RBC, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

         (O) Employee Benefit Plans. Except as Previously Disclosed:

                  (i) RBC has delivered to JBI a true and complete copy of its 401(k) Plan, which is the only "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and Regent (the "Employees").

                  (ii) All employee benefit plans of Regent covering Employees, to the extent subject to ERISA (the "ERISA Plans"), have been operated and administered, and are in material

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

compliance with, applicable law, including ERISA and the Code, or any rules or regulations thereunder, and all filings, disclosures and notices required by any such laws have been timely made, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it. There is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and neither it nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

                  (iii) All contributions required to be made under the terms of any ERISA Plan of RBC or its subsidiaries have been timely made.

                  (iv) There are no material current or projected liabilities for retiree health or life insurance benefits.

         (P) No Regulatory Impediment. It knows of no reason why the regulatory approvals referred to in Section 6.02 hereof should not be obtained.

         (Q) Labor Matters. Neither it nor any of its subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it or any subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         (R) Insurance. It and each of its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.

         (S) Asset Classification. In the case of RBC and Regent only, it has Previously Disclosed a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets of Regent that are classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that are classified as of December 31, 1997 by any regulatory examiner as "Other Assets Especially Mentioned", "Substandard", "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Regent prior to December 31, 1997; and in the case of RBC and Regent only, the allowance for loan and lease losses disclosed in its SEC Documents were, and the allowance for loan and lease losses disclosed in its SEC Documents for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date; and in the case of RBC and Regent only, the assets comprising other real estate owned and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

         (T) Affiliates. Except as Previously Disclosed, in the case of RBC and Regent only, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of RBC or Regent as that term is used in Rule 145 under the Securities Act.

         (U) Takeover Laws; Dissenters' Rights. In the case of RBC and Regent only, it has taken all necessary action to exempt the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) from, or the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) are otherwise exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "control transaction," "business combination" or other anti-takeover laws and regulations (collectively, the "Takeover Laws") of the Commonwealth of Pennsylvania or the State of New Jersey, including, without limitation, Chapter 25 of the Pennsylvania Business Corporation Law, the New Jersey Shareholders Protection Act and the New Jersey Corporation Takeover Bid Disclosure Law. Holders of RBC Common Stock and JBI Common Stock do not have dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.

         (V) Environmental Matters. Except as Previously Disclosed, in the case of RBC and Regent only, to the best of their knowledge:

                  (i) No Hazardous Substances (as hereinafter defined) have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on (1) any property now owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Present Property") by RBC or any of its subsidiaries, (2) any property previously owned, occupied, leased or held or managed in a representative or fiduciary capacity ("Former Property") by RBC or any of its subsidiaries during the term of such previous ownership, occupancy, lease, holding or management or (3) any Participation Facility (as hereinafter defined) during the time that RBC or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such storage, treatment, dumping, spilling, disposing, discharging, releasing or depositing would have a Material Adverse Effect on RBC and its subsidiaries, taken as a whole.

                  (ii) Neither RBC nor any of its subsidiaries disposed of, or arranged for the disposal of, Hazardous Substances from any Present Property, Former Property or Participation Facility, and no owner or operator of a Participation Facility during the time that RBC or any of its subsidiaries participated in the management of, or may be deemed to be or to have been an owner or operator of, such Participation Facility, where such disposal or arranging for disposal would have a Material Adverse Effect on RBC and its subsidiaries, taken as whole.

                  (iii) No Hazardous Substances have been stored, treated, dumped, spilled, disposed, discharged, released or deposited at, under or on any Loan Property (as hereinafter defined), where such storage, treatment, dumping, spilling, disposing, discharging, releasing, depositing or violation would have a Material Adverse Effect on RBC and its subsidiaries, taken as a whole, nor is there, with respect to any such Loan Property, any violation of environmental law which could materially adversely affect the value of such Loan Property to an extent which could prevent or delay RBC or any of its subsidiaries from recovering the full value of its loan in the event of a foreclosure on such Loan Property.

                  (iv) Neither RBC nor any of its subsidiaries (i) is aware of any investigations contemplated, pending or completed by any environmental regulatory authority with respect to any Present Property, Former Property, Loan Property or Participation Facility, (ii) has received any information requests from any environmental regulatory authority or (iii) been named as a potentially responsible or liable party in any Superfund,

Resource Conservation and Recovery Act, Toxic Substances Control Act or Clean Water Act proceeding or other equivalent state or federal proceeding.

                  (v) As used in this Plan, (i) "Participation Facility" shall mean any property or facility of which the relevant person or entity (A) has at any time participated in the management or (B) may be deemed to be or to have been an owner or operator, (ii) "Loan Property" shall mean any real property in which the relevant person or entity holds a security interest in an amount greater than $50,000 and (iii) "Hazardous Substances" shall mean (x) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants and any related materials or substances specified in any applicable federal or state law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata) and (y) friable asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum and petroleum-containing products and wastes.

         (W) Tax Matters. Except as Previously Disclosed, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for all periods immediately preceding the Merger Effective Date except to the extent such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for, in accordance with GAAP, on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no written notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full or otherwise adequately reserved in accordance with GAAP on its consolidated balance sheet, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against, in accordance with GAAP, in its Financial Reports, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it.

         (X) Pooling; Reorganization. It is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under Section 368(a) of the Code.

         (Y) Outstanding Securities. Except as set forth in the recitals to this Plan, or Previously Disclosed pursuant to this Plan, in the case of RBC and Regent only, neither it nor any of its subsidiaries has any securities (whether capital stock or other equity securities, debt securities, or warrants, options or rights to obtain the issuance of any such securities) authorized and reserved for issuance and neither RBC nor Regent has any commitment to authorize, issue, or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from such party, any such securities and no securities or obligations representing any such rights are outstanding;

         (Z) Articles and Bylaws. In the case of RBC and Regent only, it has previously delivered to the other parties its Articles or Certificate of Incorporation and Bylaws which are true, correct and complete copies of such documents as in effect on the date of this Plan.

                                  V. COVENANTS.

RBC and Regent hereby covenant to JBI, Jefferson and JBI Merger Sub, and JBI, Jefferson and JBI Merger Sub hereby covenant to RBC and Regent, that:

         5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto, and each party shall use, and shall cause each of their respective subsidiaries to use, commercially reasonable efforts to cause to be satisfied the conditions referred to in Article VI hereof, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Plan, to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by this Plan.

         5.02 Irrevocable Proxies. In the case of RBC and Regent only, it shall use its best efforts to cause each director and executive officer of RBC and Regent to deliver to JBI on the date of this Plan or as promptly as practicable thereafter, irrevocable proxies naming Betsy Z. Cohen, Harmon S. Spolan, or either of them, as the attorneys-in-fact for such persons to vote the shares of RBC held in his or her name (or to instruct the record holder of any such shares held in nominee name for his or her benefit) for approval of this Plan, the Merger and the transactions contemplated hereby.

         5.03 Registration Statement.

         (A) Each shall use its best efforts in good faith and in cooperation with the other parties to promptly prepare and file with the SEC in accordance with the requirements of the Securities Act, a registration statement (the "Registration Statement") in connection with the issuance of the JBI Common Stock contemplated by this Plan. Each shall use its best efforts to promptly prepare and, if required, file with the SEC, a proxy or information statement to be mailed to the holders of RBC Common Stock. RBC shall call a meeting of the holders of RBC Common Stock to be held as soon as practicable after the effective date of the Registration Statement for purposes of voting upon a proposal seeking approval of this Plan and the Merger contemplated hereby, and, subject to the right of the Board of Directors of RBC to withdraw or modify its recommendations if such Board of Directors determines that it is required to do so in the exercise of its fiduciary duties after consultation with counsel, it shall recommend approval of this Plan and the transactions contemplated hereby, and use its best efforts to obtain such approvals from the holders of RBC Common Stock. RBC shall, at JBI's request, recess or adjourn its shareholders' meeting if such recess or adjournment is deemed by JBI to be necessary or desirable.

         (B) In the case of JBI only: (i) it shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof; (ii) it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that JBI shall not be required by virtue thereof to submit to general jurisdiction in any state;
(iii) when the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by RBC or Regent relating to RBC, Regent or their subsidiaries and by JBI relating to JBI and its subsidiaries (a) will comply as to form in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         5.04 Press Releases. Unless approved by the other parties hereto in advance, no party will issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable stock exchange, National Association of Securities Dealers, Inc. ("NASD") or Nasdaq NMS rule.

         5.05 Access; Information.

         (A) Upon reasonable notice, each party hereto shall afford the other parties hereto, and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other parties hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

         (B) No investigation pursuant to this Section 5.05 by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and (2) each party hereto will not use any information obtained pursuant to this Section 5.05 for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06 hereof) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable stock exchange, NASD or Nasdaq NMS rule to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents.

         5.06 Acquisition Transactions.

         (A) Prior to the Merger Effective Date, RBC shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving it or its subsidiaries or the acquisition of all or substantially all of the assets or capital stock of it and its subsidiaries taken as a whole, or any similar transaction (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than JBI or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that RBC may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding, in each case only if RBC's Board of Directors, determines in good faith by a majority vote, after consultation with its financial advisers and its outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its shareholders than the Merger.

         (B) RBC shall promptly advise JBI in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction, unless RBC's Board of Directors determines in good faith by a majority vote, after consultation with its outside legal counsel, that taking such action would be a breach of the fiduciary duties of its Board of Directors in connection with seeking an Acquisition Transaction that is more favorable to its shareholders than the Merger.

         5.07 Affiliate Agreements. In the case of RBC and Regent only, it will cause each person who may be deemed to be an "affiliate" of RBC or Regent for purposes of Rule 145 under the Securities Act to execute and deliver to JBI on or before the mailing of the proxy statements for the meetings referred to in
Section 5.03 hereof an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of RBC Common Stock and the shares of JBI Common Stock to be received by such person in exchange for such person's shares of RBC Common Stock or shares of JBI Common Stock issuable pursuant to the exercise of the JBI Options, as applicable.

         5.08 Certain Modifications; Restructuring Changes. In the case of Regent, it shall use its best efforts to make reasonable modifications and changes to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Effective Date so as to be consistent on a mutually satisfactory basis with those of JBI and generally accepted accounting principles. Regent shall not be required to modify or change any such policies or practices, however, until (i) satisfaction of the conditions set forth in Section 6.01 hereof, (ii) commencement of the United States Department of Justice review period set forth in 12 U.S.C. ss.1849; (iii) such time as Regent and JBI shall reasonably agree that the Merger Effective Date will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with any Regulatory Authority, and (iv) such time as JBI acknowledges in writing that all conditions to JBI's obligations to consummate the Merger (and JBI's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances Regent shall make such modifications and changes not later than immediately prior to the expiration of the statutory waiting period referred to above in clause (ii). Regent's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section
5.08 nor will any such modifications or changes affect or be considered in the definition of "Material Adverse Effect" contained in Section 8.08 hereof.

         5.09 Takeover Laws. In the case of each of RBC and Regent only, it shall not take any action that would cause the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) to be subject to any applicable state takeover statute in effect as of the date of this Plan and RBC and Regent shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan (including those contemplated by the Stock Option Agreement) from any applicable state takeover law, as now or hereafter in effect, including, without limitation, the New Jersey Shareholders Protection Act and the New Jersey Corporation Takeover Bid Disclosure Law.

         5.10 No Rights Triggered. In the case of RBC and Regent only, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Merger and the transactions contemplated by the Stock Option Agreement) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights or claims under the Certificate of Incorporation or Bylaws of Regent or RBC or under any agreement to which Regent or RBC is a party other than as Previously Disclosed with respect to certain employment agreements, or (ii) restrict or impair in any way the ability of JBI or JBI Merger Sub to exercise the rights granted hereunder.

         5.11 Regulatory Applications. It undertakes and agrees to use its best efforts to cause the Merger to be effected, including, without limitation, promptly preparing and filing any and all regulatory applications and disclosure documents, and to take no action which would cause the Merger to fail to qualify for pooling-of-interests accounting treatment.

         5.12 Employees.

         (A) In the case of JBI, prior to the completion of the Merger, it will advise each of the current employees of RBC and Regent in writing that (i) it will interview all current employees of Regent; (ii) it will consider in good faith continuing to employ each such employee upon the completion of the Merger; and (iii) any employee of Regent that is retained by JBI will be given credit for his or her prior service with Regent for the purposes of determining the entitlement to and amount of (a) retirement benefits provided under JBI's current retirement plans (and any successor thereto) and (b) the required employer contribution for the group health insurance currently provided by JBI.

         (B) In the case of RBC and Regent, the employment agreements of each of Robert B. Goldstein, Joel E. Hyman and Amanda Perkins, shall be amended or replaced on terms acceptable to JBI or shall be terminated in accordance with their terms or on such other terms as shall be acceptable to JBI.

         5.13 Quarterly Information. In the case of RBC and Regent only, it shall promptly after the end of each fiscal quarter after the date of this Plan and on the Merger Effective Date provide JBI with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date it provided JBI with the Asset Classification.

         5.14 Indemnification. In the case of JBI only:

         (A) From and after the Merger Effective Date through the second anniversary of the Merger Effective Date, it agrees to indemnify and hold harmless each present and former director and officer of each of RBC and Regent and each officer or employee of each of RBC and Regent that is serving as a director or trustee of another entity expressly at the request or direction of RBC or Regent (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Merger Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent permitted under the RBC Certificate of Incorporation, the charter of Regent, or the bylaws of either in effect on the date hereof; provided, however, that no Indemnified Party shall be entitled to indemnification for costs arising out of any matter that such Indemnified Party had an obligation, pursuant to this Plan, to Previously Disclose to JBI and did not so disclose.

         (B) Any Indemnified Party wishing to claim indemnification under
Section 5.14(A) hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify JBI thereof, but the failure to so notify shall not relieve JBI of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice JBI. In the event of any such claim, action, suit, proceeding or investigation, (i) JBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and JBI shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if JBI does not elect to assume such defense within a reasonable time or if there are issues which constitute conflicts of interest between JBI and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and JBI shall remain responsible for the reasonable fees and expenses of such counsel, with respect to those matters as to which a conflict of interest exists as set forth above, promptly as statements therefor are received; provided, however, that JBI shall be obligated pursuant to this Section 5.14(B) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter and (iii) JBI shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against and defenses available to, such Indemnified Party.

         (C) In the event JBI or any of its successors or assigns (1) consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of JBI assume the obligations set forth in this Section 5.14.

         (D) JBI shall maintain in effect for not less than two years from the Merger Effective Date the policies of directors' and officers' liability insurance most recently maintained by RBC, provided that JBI may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage, with respect to claims arising from or relating to matters occurring prior to the Merger Effective Date; provided that in no event shall JBI be required to spend more than an amount per year equal to 250% of the current annual premiums paid by RBC, (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if JBI is unable to obtain the insurance called for by this Section 5.14, JBI shall obtain as much comparable insurance as is available for the Premium Amount per year and, provided further, that in lieu of the foregoing, JBI may renew any existing insurance or purchase any "discovery period" insurance provided for thereunder. JBI shall pay all expenses (including attorneys' fees) that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this
Section 5.14.

         (E) The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

         5.15 Accountants' Letters. Each of RBC and JBI shall use its reasonable best efforts to cause to be delivered to JBI, and JBI's directors and officers who sign the Registration Statement, letters of Grant Thornton LLP and Arthur Andersen LLP dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Merger Effective Date, and addressed to JBI, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement on Auditing Standards No. 72.

         5.16 Notification of Certain Matters. Except as may be otherwise provided in Section 5.06(B) of this Agreement, each of RBC and JBI shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         5.17 Form S-8 Registration Statement. As soon as reasonably practicable following the Merger Effective Date, JBI shall prepare and file with the SEC, in accordance with the requirements of the Securities Act, a registration statement on Form S-8 registering the shares of JBI Common Stock issuable upon exercise of the JBI Options.

                  VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

Consummation of the Merger is conditioned upon:

         6.01 Shareholder Vote. Approval of (i) the Merger and the other transactions contemplated hereby by the required vote of the shareholders of RBC and as and to the extent required by law, by RBC as the sole shareholder of Regent, and (ii) the Merger by the shareholders of JBI and JBI Merger Sub.

         6.02 Regulatory Approvals. Procurement by JBI and RBC of all requisite approvals and consents of Regulatory Authorities, and the expiration of applicable statutory waiting periods relating thereto, provided, however, that no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements Previously Disclosed) which would so materially and adversely impact the economic or business benefits to JBI or RBC of the transactions contemplated by this Plan that, had such condition or required been known, such party would not, in its reasonable judgment, have entered into this Plan.

         6.03 Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBC or JBI.

         6.04 No Injunction. There not being in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger Transaction or the Bank Merger.

         6.05 Pooling Letter. Receipt (i) by JBI from Grant Thornton LLP of a letter to the effect that it is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling-of-interests accounting treatment and (ii) by RBC from Arthur Andersen LLP of a letter to the effect that it is not aware of any facts and circumstances which might cause the Merger not to qualify for pooling-of-interests accounting treatment.

         6.06 Legal Opinions.

         (A) The receipt by RBC, Regent and their directors and officers of an opinion, dated the Merger Effective Date, of Ledgewood Law Firm, P.C., counsel for JBI and Jefferson, in form and substance reasonably satisfactory to RBC and Regent; and

         (B) The receipt by JBI and its directors and officers who sign the Registration Statement of an opinion, dated the Merger Effective Date, of Duane, Morris & Heckscher, LLP, in form and substance reasonably satisfactory to JBI.

         6.07 Representations, Warranties and Covenants.

         (A) (i) Each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan; (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and (ii) JBI and RBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect;

         6.08 Effective Registration Statement. The Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC or any other Regulatory Authority.

         6.09 Blue Sky Permits. JBI having received all state securities laws and "blue sky" permits and other authorizations necessary in connection with the issuance of the JBI Common Stock as set forth in the Registration Statement and to otherwise consummate the Merger.

         6.10 Tax Opinions. JBI and RBC shall have received opinions from Ledgewood Law Firm, P.C. (as to JBI) and Duane, Morris & Heckscher, LLP (as to
RBC) to the effect that each of the Merger Transaction and the Bank Merger constitute a reorganization under Section 368 of the Code, which such opinions may rely upon factual representations contained in certificates of officers of JBI, JBI Merger Sub, RBC, Regent and others.

         6.11 Nasdaq NMS Listing. The shares of JBI Common Stock issuable pursuant to the Merger having been approved for listing on Nasdaq NMS, subject to official notice of issuance.

         6.12 Election of Directors and Officers. The election or appointment immediately prior to the Merger Effective Date of those additional directors and officers of Jefferson and JBI as specified in Section 1.01(D) hereof.

         6.13 Opinion of Financial Advisor. RBC shall have received the written opinion of Keefe, Bruyette & Woods, Inc., in form and substance satisfactory to RBC, as to the fairness of the Merger Transaction to the shareholders of RBC from a financial point of view, dated as of a date not less than five business days prior to the date of mailing of the proxy statement with respect to the

Merger Transaction and the Bank Merger and such opinion shall not have been withdrawn by Keefe, Bruyette & Woods, Inc. at any time prior to the Merger Effective Date.

         Provided, however, a failure to satisfy any of the conditions set forth in Sections 6.05 and 6.06(B) hereof, shall only constitute conditions if asserted by JBI; and a failure to satisfy any of the conditions set forth in Sections 6.06(A), 6.11, 6.12 and 6.13 of this Article VI shall only constitute conditions if asserted by RBC.

                                VII. TERMINATION.

         7.01 Termination. This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:

         (A) Mutual Consent. At any time prior to the Merger Effective Date, by the mutual consent of JBI and RBC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (B) Breach. At any time prior to the Merger Effective Date, by JBI or RBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Plan, (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within 30 days after the giving of written notice to the breaching party of such breach. For purposes of this Section 7.01(B), no representation or warranty of JBI or RBC contained herein shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any other representations and warranties contained herein is not reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         (C) Delay. By JBI or RBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30,

1998; provided, however, that (i) if any required regulatory approval shall not have been received by September 30, 1998, such date shall be extended without any action by or on behalf of the parties hereto until five business days after receipt of such required regulatory approval, but in no event later than November 30, 1998, and (ii) such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan.

         (D) No Approval. By JBI or RBC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any shareholder approval contemplated by Section 6.01 hereof is not obtained at a meeting or meetings called for the purpose of obtaining such approval.

         (E) Withdrawal of RBC Recommendation. By JBI, if the Board of Directors of RBC shall (i) withdraw, modify or change its recommendation or approval in respect of this Plan or the Merger in a manner adverse to JBI, or (ii) approve or recommend any proposal other than by JBI in respect of any Acquisition Transaction.

         (F) Withdrawal of JBI Board Approval. By RBC, if the Board of Directors of JBI shall withdraw, modify or change its recommendation or approval in respect of this Plan or the Merger in a manner adverse to RBC.

         (G) Other Acquisition Transaction. Assuming RBC shall not have contravened Section 5.06 hereof, by RBC to allow RBC to enter into an agreement in respect of an Acquisition Transaction.

         7.02 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Mergers pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination, (iii) that, upon the termination of this Agreement by JBI pursuant to Section 7.01(B)(ii), Section 7.01(E) or upon termination pursuant to Section 7.01(G), RBC shall pay JBI a fee, in immediately available funds, equal to $1,500,000, and (iv) that, upon termination of this Agreement by RBC pursuant to Section 7.01(B)(ii) or Section 7.01(F), JBI shall pay RBC a fee, in immediately available funds, equal to $1,500,000.

                              VIII. OTHER MATTERS.

         8.01 Survival. If the Merger Effective Date occurs, the agreements of the parties in Sections 5.03(B), 8.01, 8.03, 8.04, 8.06, 8.07 and 8.09 hereof shall survive the Merger Effective

Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger Transaction and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Sections 4.03(N), 5.05, 8.01, 8.04, 8.05, 8.06 and 8.09 hereof shall survive such termination.

         8.02 Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of RBC, the consideration to be received by the shareholders of RBC for each share of RBC Common Stock shall not thereby be decreased.

         8.03 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         8.04 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws, except as federal law may be applicable.

         8.05 Expenses. Except as otherwise provided in Section 7.02 hereof or in this Section 8.05, each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses of the Registration Statement which shall be shared equally between RBC and JBI.

         8.06 Confidentiality. Except as otherwise provided in Section 5.05 hereof, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         8.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:

         If to JBI, JBI                Betsy Z. Cohen, Chairman
         Merger Sub, or                  and Chief Executive Officer
         Jefferson, to:                JeffBanks, Inc.
                                       1845 Walnut Street, 10th floor
                                       Philadelphia, PA  19103

         With, in each                 J. Baur Whittlesey, Esq.
         instance, a copy to:          Ledgewood Law Firm, P.C.
                                       1521 Locust Street, 8th Floor
                                       Philadelphia, PA  19102

         If to RBC or                  Robert B. Goldstein, President
         Regent, to:                     and Chief Executive Officer
                                       Regent Bancshares Corp.
                                       1430 Walnut Street
                                       Philadelphia, PA  19102

         With, in each                 Frederick W. Dreher, Esquire
         instance, a copy to:          Duane, Morris & Heckscher, LLP
                                       Suite 4200
                                       One Liberty Place
                                       Philadelphia, PA  19103-2396


         8.08 Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

         (A) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O of the FRB;

         (B) the term "Material Adverse Effect" shall mean in the case of RBC or Regent only, one or more events, occurrences or circumstances, which in the aggregate, result, or are reasonably likely to result, in a decrease in the shareholders' equity account of it, as determined in accordance with GAAP and as measured from its financial statements as set forth in its Annual Report on Form 10-K for the year ended December 31, 1997, in an amount equal to or greater than $600,000; provided, however, that the term Material Adverse Effect shall not include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities;
(b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (c) with respect to any loan of Regent, pursuant to Section 5.08 hereof, where the financial condition of the borrower of such loan and the value of any and all collateral securing such loan has not materially deteriorated, any material increase in Regent's loan loss reserve with respect to such loan or any loan charge-off with respect to such loan or any loan charge-off in an amount which, in the view of JBI, should be reserved against possible losses on such loan or charged-off with respect to such loan, (d) decreases in the valuation of zero-coupon investment securities, to the extent that such decrease is not in excess of $250,000, (e) Merger related expenses, to the extent that such expenses are not in excess of $600,000 and (f) increases in the provision for possible loan loss expense, to the extent that such increase is not in excess of $500,000; and

         (C) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.

         8.09 Preserving Qualification of Merger Transaction as a Reorganization under Section 368 of the Code. Neither JBI nor any of its subsidiaries shall intentionally take, or cause to be taken, any actions that would cause the Merger Transaction not to qualify as a "reorganization" within the meaning of
Section 368 of the Code.

         8.10 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                JEFFBANKS, INC.


                                By: /s/ Betsy Z. Cohen
                                   --------------------------
                                   Chairman and
                                   Chief Executive Officer


                                JEFFBANKS ACQUISITIONCORP. V,
                                INC.


                                By: /s/ Betsy Z. Cohen
                                   --------------------------
                                   Chairman and
                                   Chief Executive Officer



                                JEFFERSON BANK


                                By: /s/ Harmon S. Spolan
                                   --------------------------
                                   President



                                REGENT BANCSHARES CORP.


                                By: /s/ Robert B. Goldstein
                                   --------------------------
                                   President and
                                   Chief Executive Officer



                                REGENT NATIONAL BANK


                                By: /s/ Robert B. Goldstein
                                   --------------------------
                                   Chairman and
                                   Chief Executive Officer